Exhibit 10.7

SECOND AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This SECOND AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     , 2011, is hereby entered into by and among Oaktree Holdings, Inc., a Delaware corporation (“Holdings Inc.”), Oaktree AIF Holdings, Inc. (f/k/a Oaktree Media Holdings, Inc.), a Delaware corporation (“AIF Holdings Inc.”) (each a “Corporation” and collectively, the “Corporations”), Oaktree Capital II, L.P., a Delaware limited partnership (“Oaktree Capital II”), Oaktree Capital Management, L.P., a Delaware limited partnership (“OCM”), Oaktree Investment Holdings, L.P. a Delaware limited partnership (“Investment Holdings”), Oaktree AIF Investments, L.P. (f/k/a Oaktree Media Investments, L.P.), a Delaware limited partnership (“Oaktree AIF”), the entities set forth on the signature pages hereto (together with all other Persons (as defined herein) in which the Corporations acquire a partnership interest, limited liability company interest or similar interest after the date hereof and who execute and deliver a joinder contemplated in Section 7.12, the “Partnerships”) and each of the undersigned parties hereto identified as “Limited Partners.”

RECITALS

WHEREAS, the Limited Partners hold limited partnership interests (“OCGH Units”) in Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”);

WHEREAS, OCGH holds limited partnership interests (“Partnership Units”) in each of the Partnerships, each of which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporations are the general partners of the Partnerships;

WHEREAS, the Limited Partners may from time to time exchange OCGH Units with the Corporations for cash, Class A Units or other consideration and the right to receive payments under this Agreement;

WHEREAS, following such exchange, OCGH may distribute Partnership Units to the Corporations in redemption of the OCGH Units acquired in such exchange and each Corporation may exchange certain of such Partnerships Units with the other Corporation and the other general partners of the Partnerships in exchange for Partnership Units of the Partnerships of which such Corporation and other general partners are the general partners (any such subsequent exchange, an “OCGH Exchange”);

WHEREAS, OCGH and the Partnerships will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which a taxable exchange of OCGH Units for cash, Class A Units or other consideration occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Partnerships at the time of such an exchange of OCGH Units for cash, Class A Units or otherwise (collectively, an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Reference Assets”) by reason of such Exchange, the OCGH Exchange immediately following such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Partnerships solely with respect to the Corporations may be affected by the Basis Adjustment (defined below) and (ii) the Corporations may be affected by the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporations;

WHEREAS, the parties executed a Tax Receivable Agreement, dated as of May 25, 2007 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated in its entirety by the execution of an Amended and Restated Tax Receivable Agreement, dated as of March 28, 2008 (the “First Amended Agreement”);

WHEREAS, Section 7.06 of the First Amended Agreement provides that the Original Agreement may be amended in writing by each of the Corporations, on behalf of themselves and the respective Partnerships they Control, and by Principals who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Principals hereunder if each of the Corporations had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Principal pursuant to this Agreement since the date of such most recent Exchange) (the “Amending Parties”), unless such amendment would have a disproportionate effect on the payment certain Limited Partners will or may receive under this Agreement;

WHEREAS, the Amending Parties desire to amend and restate the First Amended Agreement in a manner that would not have a disproportionate effect on the payment certain Limited Partners will or may receive under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree to amend and restate the First Amended Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means Simpson Thacher & Bartlett LLP, Munger, Tolles & Olson LLP, Pricewaterhouse Coopers LLP, Ernst & Young, LLP or any other accounting firm or law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided or made available by the Corporations to the Limited Partners or Principals, as the case may be, and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered or made available to the Limited Partners or Principals, as the case may be.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange, the OCGH Exchange immediately following such Exchange and the payments made pursuant to this Agreement. In the case of an interest in a Partnership that owns a Reference Asset and that has been the subject of an Exchange and OCGH Exchange, if at any time after such Exchange and OCGH Exchange the interest is transferred to (i) a Corporation or (ii) any entity that is owned directly or indirectly in whole or in part by a Corporation or that is a member of an affiliated or consolidated group of corporations described in Section 7.11(b) that includes a Corporation, the Basis Adjustment for such Reference Asset shall include, to the extent reasonably determined to be appropriate by such Corporation, any adjustment to the tax basis of the Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of such transfer to the extent such adjustment does not exceed the unamortized Basis Adjustment for the Reference Asset as determined immediately before such transfer. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange and any corresponding OCGH Exchange immediately following such Exchange of one or more OCGH Units shall be determined separately for each exchanging Limited Partner and without regard to any Pre-Exchange Transfer of such OCGH Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Parent.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons, which, if it includes any Principal or any of his Affiliates, includes all Principals then employed by Parent or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding voting securities; or

(ii) the existing directors or managers of Parent are no longer appointed by the Manager; or

(iii) there is consummated a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation the directors of Parent are no longer appointed by the Manager; or

(iv) the unitholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Parent of all or substantially all of the Parent’s assets, other than such sale or other disposition by the Parent of all or substantially all of the Parent’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by unitholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the units of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions.

“Class A Units” means Class A units of the Parent.

“Class B Units” means the Class B units of the Parent.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” and “Corporations” are defined in the Preamble of this Agreement.

“Corporation Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of either Holdings Inc. or AIF Holdings Inc. filed with respect to Taxes of any Taxable Year.

“Default Rate” means LIBOR plus 100 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Price” is the amount of cash, Class A Units or other consideration transferred to a Limited Partner pursuant to the Exchange as payment for the exchanged OCGH Units, other than amounts payable pursuant to this Agreement.

“Exchange Payment” means any Tax Benefit Payment or Early Termination Payment required to be made by a Corporation to the Limited Partners under this Agreement.

“Excluded Assets” is defined in Section 7.11(c) of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporation’s payment obligations under this Agreement.

“Intermediate Holding Companies” means, collectively, Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings LLC”), Oaktree Holdings I LLC, a Delaware limited liability company, the Corporations, and Oaktree Holdings, Ltd., a Cayman Islands exempted company (“Holdings Ltd”) and any other entity designated as an Intermediate Holding Company by the Board.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Limited Partners” is defined in the preamble of this Agreement.

“Manager” means Oaktree Capital Group Holdings GP, LLC.

“Market Value” means with respect to any Class A Units on any date of determination, the last sale price in a Securities Market on such date, or the most recent prior date on which trading in the relevant series or class of Class A Units occurred, if such series or class of Class A Units did not trade on the date of determination.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of a Corporation or any Partnership in which such Corporation owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to such Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Reference Assets and excluding any deduction attributable to the Imputed Interest.

“OCGH Exchange” is defined in the Recitals of this Agreement.

“OCGH Partnership Agreement” means the limited partnership agreement of OCGH, as it may be amended or modified from time to time.

“OCGH Units” is defined in the Recitals of this Agreement.

“Oaktree Operating Group” means, collectively, Oaktree Capital I, L.P., a Delaware limited partnership (“Oaktree Capital I”), Oaktree Capital II, OCM, Investment Holdings, Oaktree AIF and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership (“Oaktree (Cayman)”) and any other entity designated by the Board as being a member of the Oaktree Operating Group.

“Objection Notice” is defined in Section 2.04(a) of this Agreement.

“Parent” means Oaktree Capital Group, LLC, a Delaware limited liability company.

“Partnerships” is defined in the Recitals of this Agreement.

“Partnership Agreement” means, with respect to a Partnership, the Amended and Restated Limited Partnership Agreement, Amended and Restated Limited Liability Company Agreement or similar agreement of such Partnership.

“Partnership Units” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) of one or more OCGH Units (i) that occurs prior to an Exchange of such OCGH Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Principals” means Kevin L. Clayton, John B. Frank, Stephen A. Kaplan, Bruce A. Karsh, Larry W. Keele, David M. Kirchheimer, Howard S. Marks, Sheldon M. Stone and any additional individuals who may from time to time be designated by the Board as principals of the Parent, in each case for so long as such individual remains an employee of the Parent or one or more of its Subsidiaries.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of a Corporation or any Partnership in which such Corporation owns an interest, using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of a Corporation or any Partnership in which such Corporation owns an interest over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Receivable” of a Limited Partner means such Limited Partner’s rights, interests, and entitlements hereunder as of the date of this Agreement.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Reference Assets” is defined in the Recitals of this Agreement.

“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Service Partner” has the meaning set forth in the OCGH Partnership Agreement.

“Subsequent Exchange” is defined in Section 4.01 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, with respect to a Corporation, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of (A) with respect to fund related assets, pro-rata over the number of years remaining under the original fund agreement until expected liquidation (without extensions) of the applicable fund (or, (y) if such expected liquidation date has passed, on the Early Termination Date and (z) if with respect to evergreen funds, after eighteen (18) months) and (B) with respect to all other assets, on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date and (5) if an Early Termination is effected prior to an Exchange of OCGH Units, clause (i) of Section 2.01 shall be read to include the cash, Class A Units or other consideration that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. The Corporations and the Partnerships, on the one hand, and each Limited Partner, on the other hand, acknowledge that, as a result of an Exchange by such Limited Partner and the OCGH Exchange following such Exchange, each Corporation’s basis in the applicable Reference Assets shall be increased, if at all, as provided in the definition of Basis Adjustment. For the avoidance of doubt, payments made under this

Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02 Exchange Basis Schedule. Within 60 calendar days after the filing of the U.S. federal income tax return of a Corporation for each Taxable Year in which any Exchange has been effected, such Corporation shall notify the Principals that the Corporation shall, at a Principal’s request, make available to the Principals a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate and separately stated for each applicable Limited Partner, (iii) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03 Tax Benefit Schedule. Within 60 calendar days after the filing of the U.S. federal income tax return of a Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, such Corporation shall notify the Principals that the Corporation shall, at a Principal’s request, make available to the Principals a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year setting forth the Realized Tax Benefit or Realized Tax Detriment, as the case may be, for each Limited Partner (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04 Procedures, Amendments

(a) Procedure. Every time a Corporation makes available to the Principals an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, such Corporation shall also (x) make available to the Principals schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Principals reasonable access at no cost to the appropriate representatives at each of such Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless a Principal, within 30 calendar days after receiving notice that an Exchange Basis Schedule or amendment thereto is available or 30 calendar days after receiving notice that a Tax Benefit Schedule or amendment thereto is available, provides such Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith; provided, for the sake of clarity, only Principals shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.04. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by such Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule, or 30 calendar days of receipt by such Corporation of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was made available to the Principals, such Corporation and such Principal shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by a Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was made available to the Principals, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments

(a) Payments. Within five (5) calendar days of a Tax Benefit Schedule becoming final in accordance with Section 2.04(a), the applicable Corporation shall pay to each applicable Limited Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). The portion of such Tax Benefit Payment that is payable to a particular Limited Partner shall be determined taking into account the Basis Adjustments attributable to such Limited Partner for such Taxable year relative to the Basis Adjustments attributable to all Limited Partners for such Taxable Year (as determined in the reasonable discretion of the Corporation). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of an applicable Limited Partner previously designated by such Limited Partner to such Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments. Notwithstanding anything herein to the contrary, in no event shall payments to a Limited Partner under this Agreement exceed an amount equal to 200% of the Exchange Price or, at the option of the Limited Partner, an amount to be determined on the Exchange Date as agreed to by the Corporation and the Limited Partner.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) each Corporation’s Realized Tax Benefit, if any, for a Taxable Year plus (2) the excess of the Realized Tax Benefit reflected on an amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to each Corporation’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the excess of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, no Limited Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to OCGH Units that were exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.02 No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of each Corporation’s Realized Tax Benefit and Interest Amount is paid to the Limited Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

Section 3.03 Pro Rata Payments. For the avoidance of doubt, to the extent each of the Corporations deductions with respect to the Basis Adjustments is limited in a particular Taxable Year or such Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made to each Limited Partner on a pro rata basis reflecting the proportion of the total amount of deductions attributable to such Limited Partner relative to the aggregate Basis Adjustments for all of the Limited Partners (using such methodology as determined in the reasonable discretion of such Corporation).

ARTICLE IV

TERMINATION

Section 4.01 Early Termination and Breach of Agreement.

A Corporation may terminate this Agreement with respect to all of the OCGH Units held (or previously held and exchanged) by all Limited Partners at any time by paying to all of the Limited Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that a Corporation may withdraw any notice to execute its termination rights under this Section 4.01 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by a Corporation, such Corporation shall not have any further payment obligations under this Agreement in respect of such Limited Partners, other than for any (a) Tax Benefit Payment agreed to by such Corporation and the Principals as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after such Corporation exercises its termination rights under this Section 4.01, such Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.02 Early Termination Notice. If a Corporation chooses to exercise its right of early termination under Section 4.01 above, such Corporation shall deliver to the Limited Partners notice of such intention to exercise such right (“Early Termination Notice”) and shall deliver to the Principals a schedule (the “Early Termination Schedule”) specifying such Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Principal, within 30 calendar days after receiving the Early Termination Schedule thereto provides such Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”); provided, for the sake of clarity, only a Principal shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 4.02. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by such Corporation of the Material Objection Notice, such Corporation and a Principal shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03 Payment upon Early Termination. (a) Within three calendar days after agreement between the Principals and a Corporation of the Early Termination Schedule, such Corporation shall pay to a Limited Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by each Limited Partner.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to a Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by a Corporation to such Limited Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

LATE PAYMENTS

Section 5.01 Late Payments by a Corporation. The amount of all or any portion of any Exchange Payment not made to the Limited Partners when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Principal Participation in the Corporations’ and Partnerships’ Tax Matters. Except as otherwise provided herein, each Corporation shall have full responsibility for,

and sole discretion over, all Tax matters concerning such Corporation and the Partnerships, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, each Corporation shall notify each Principal of, and keep the Principals reasonably informed with respect to the portion of any audit of such Corporation and the Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect any Principal’s rights and obligations under this Agreement, and shall provide to the Principals reasonable opportunity to provide information and other input to such Corporation, the Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that each Corporation and the Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Partnership Agreements.

Section 6.02 Consistency. Except upon the written advice of an Advisory Firm, each Corporation and the Limited Partners agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by each Corporation in any Schedule required to be provided by or on behalf of such Corporation under this Agreement.

Section 6.03 Cooperation. The Limited Partners shall (a) furnish to each Corporation in a timely manner such information, documents and other materials as such Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to each Corporation and its representatives to provide explanations of documents and materials and such other information as such Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and each Corporation shall reimburse the Limited Partners for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. Any notice to any Service Partner that is required or permitted hereunder to be given to such Service Partner shall be in writing and shall be delivered to such Service Partner at the principal office of OCGH or at such other place where such Service Partner may be found. Any notice to a Service Partner which is delivered to the principal office of OCGH when such Service Partner is absent from the office shall, if reasonable efforts have been made to deliver it to him or her elsewhere, be deemed delivered to him or her on the next succeeding business day, if he or she does not actually receive such notice sooner. Any notice to any Limited Partner who is not a Service Partner that is required or permitted hereunder to be given to such Limited Partner shall be in writing and shall be delivered to such Limited Partner at the address or facsimile number of such Limited Partner shown on the register of OCGH. Any notice to a Corporation, Oaktree Capital II, OCM, Investment Holdings or Oaktree AIF required or permitted hereunder to be given to a Corporation, Oaktree Capital II, OCM, Investment Holdings or Oaktree AIF shall be in writing and shall be delivered to such

Corporation, Oaktree Capital II, OCM, Investment Holdings or Oaktree AIF at the principal office of Parent. A written notice may be delivered by facsimile transmission.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

Section 7.03 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided, that the enforceability of Section 7.08 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of Delaware.

Section 7.05 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, if the economic and legal substance of the arrangements contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, each of the Corporations and Principals who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Principals hereunder if a Corporation had exercised its right of early termination on the date of the most recent Exchange shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

Section 7.06 Successors; Assignment; Amendments; Waivers. No Limited Partner may assign this Agreement to any person without the prior written consent of each Corporation; provided, however, (i) that, except with respect to a transfer of OCGH Units in connection with an Exchange, to the extent OCGH Units are effectively transferred in accordance with the terms of the OCGH Partnership Agreement, the transferring Limited Partner shall have the option to assign to the transferee of such OCGH Units the transferring Limited Partner’s rights under this Agreement with respect to the OCGH Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this

Agreement, in form and substance reasonably satisfactory to each Corporation, agreeing to become an “Limited Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Limited Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to each Corporation. For the avoidance of doubt, to the extent a Principal or other Person transfers OCGH Units to a Principal, the Principal receiving such OCGH Units shall have all rights under this Agreement with respect to such transferred OCGH Units as such Principal has, under this Agreement, with respect to the other OCGH Units held by him.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporations, on behalf of themselves and the respective Partnerships they Control, and by Principals who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Principals hereunder if each of the Corporations had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Principal pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless all such Limited Partners disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Each Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such Corporation would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a Principal transfers his OCGH Units to a Permitted Transferee (as defined in the OCGH Partnership Agreement), excluding any other Principal, such Principal shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred OCGH Units.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Resolution of Disputes. (a) Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the parties to this Agreement, (ii) any party’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement,

(iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 7.08, and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. A party to this Agreement may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 7.01. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration will cooperate with JAMS and with each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. Each party to the arbitration shall share the payment of those costs, if any, of arbitration that it must pay to cause this Section 7.08 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.

(b) Neither party to the arbitration shall be entitled to undertake discovery in the arbitration; provided that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests, and (iv) ten requests for admissions; provided further that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Section 7.08 to be enforceable. The arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.

(c) The provisions of this Section 7.08 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, a party to an arbitration pursuant to this Section 7.08 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.

(d) The details of any arbitration pursuant to this Section 7.08, including the existence and/or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process; provided further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 7.08 and who are obligated to keep such information confidential to the same extent as such party. If either party to the arbitration, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such the party to the arbitration, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(e) For the avoidance of doubt, (i) any arbitration pursuant to this Section 7.08 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 7.08 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between the parties to the arbitration, that do not arise out of or relate to this Agreement.

Section 7.09 Reconciliation. In the event that a Corporation and a Principal are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either such Corporation or such Principal or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by such Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. Each participating Corporation and each

Principal shall bear their own costs and expenses of such proceeding, unless the Principal has a prevailing position that is more than 10% of the payment at issue, in which case such Corporation shall reimburse such Principal for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on such Corporation and such Principal and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. Each Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as such Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Limited Partner.

Section 7.11 Affiliated Corporations of the Intermediate Holding Companies; Admission of the Corporations into a Consolidated Group; Transfers of Corporate Assets.

(a) The other Intermediate Holding Companies shall provide that all provisions of this Agreement shall correspondingly apply, including the payment of Tax Benefit Payments by any corporation owned directly or indirectly in whole or in part, now or in the future, by the other Intermediate Holding Companies, with respect to any Realized Tax Benefit with respect to limited partnership interests in the other Oaktree Operating Group entities, that are part of the Exchange and in which such corporation owns an interest, under the same terms and conditions as set forth in this Agreement, and the other Intermediate Holding Companies shall cause such corporation to execute and deliver a joinder to this Agreement to such effect. If either (i) the Parent or any other Intermediate Holding Company (other than the Corporations) elects to be treated or is otherwise treated as a corporation for tax purposes, or (ii) the Parent holds any other Intermediate Holding Company directly or indirectly through an entity that is treated as a corporation for tax purposes, then the provisions of this Agreement shall apply (w) to the Parent or such Intermediate Holding Company or such entity as the case may be in the same manner as it applies to the Corporations and (x) to each partnership, limited partnership and limited liability company Controlled by any other Intermediate Holding Company as if each such entity were a Partnership; provided that, if any OCGH Units or limited partnership interests in other Oaktree Operating Group entities were Exchanged prior to an event described in clause (i) or (ii) above, then (y) such Exchange shall be treated for purposes of this Agreement as having occurred immediately after such event at the Fair Market Value in existence at the time of such prior Exchange, and (z) the entity that is to be treated in the same manner as the Corporations shall be required to make the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated in the same manner as the Corporations on the date of such Exchange; provided, however, that such Tax Benefit Payments shall be payable only with respect to (I) Reference Assets that are still owned at the time of the event described in clause (i) or (ii) above, and (II) taxable years of such entity ending on or after the date of the event described in clause (i) or (ii) above. The parties agree that the terms of this Agreement will be applied to any corporation under this Section 7.11 only if the aggregate Tax Benefit Payments payable with respect to such corporation are reasonably expected to be more than $10 million.

(b) If a Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(c) Notwithstanding any other provision of this Agreement, if Parent acquires one or more assets that, as of an Exchange Date, have not been contributed to a Corporation (other than Parent’s interests in the other Intermediate Holding Companies) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to such Corporation on the date such assets were first acquired by Parent; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), (i) such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Corporation in a transaction described in Section 351 of the Code, and (ii) such Corporation shall be deemed to have contributed all such assets to the Partnership, in each case on the date on which the Parent acquired stock of such corporation.

(d) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the Fair Market Value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12 Partnerships. Each Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Partnership” for all purposes of this Agreement.

Section 7.13 Conclusive Nature of Calculations. All determinations, interpretations, calculations, adjustments and other actions of a Corporation or any Partnership or a designee of any of the foregoing that are within such Person’s authority hereunder (including, without limitation, in connection with the preparation of any Schedule) shall be made in good faith by such Person and shall be binding and conclusive absent manifest error. In connection with any such determination, interpretation, calculation, adjustment or other action, each Corporation or any Partnership or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement, in such a manner as it determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive absent manifest error.

[Signatures on following pages]

IN WITNESS WHEREOF, each of the Corporations and the Principals have duly executed this Agreement as of the date first written above.

OAKTREE HOLDINGS, INC. (on its own behalf and on behalf of Oaktree Capital II, OCM and Investment Holdings)

By:
	Name: Title:	Todd Molz Managing Director and General Counsel

By:
	Name: Title:	Richard Ting Managing Director and Associate General Counsel

OAKTREE AIF HOLDINGS, INC. (on its own behalf and on behalf of Oaktree AIF)

By:
	Name: Title:	Todd Molz Managing Director and General Counsel

By:
	Name: Title:	Richard Ting Managing Director and Associate General Counsel

Limited Partners:

Howard S. Marks

Bruce A. Karsh

Sheldon M. Stone

D. Richard Masson

Larry W. Keele

Stephen A. Kaplan

John B. Frank

David M. Kirchheimer

Kevin L. Clayton

All other limited partners of Oaktree Capital Group Holdings, L.P.

By:	OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, as attorney-in-fact, pursuant to powers now and hereafter granted

By:
	Name: Title:	Todd Molz Managing Director and General Counsel

By:
	Name: Title:	Richard Ting Managing Director and Associate General Counsel